EXHIBIT 10.2

CINCINNATI BELL INC.
PERFORMANCE /RESTRICTED STOCK AGREEMENT

This Agreement is made between Cincinnati Bell Inc. (the “Company” and together with all of its subsidiary corporations and organizations, the “Employer”) and _______________ (the “Employee”) and is effective as of _________________________.

Performance Restricted Stock Award

Under and pursuant to the Cincinnati Bell Inc. 1997 Long Term Incentive Plan (the “Plan”), the Compensation Committee of the Company’s Board of Directors (the “Committee”) hereby, on behalf of the Company, awards to the Employee as of the effective date of this Agreement ________ shares of common stock of the Company (the “Award Shares”).

Any Award Shares shall be restricted in that they may not be sold, assigned, transferred, pledged, or otherwise encumbered and shall be subject to forfeiture in accordance with the terms of this Agreement (all such restrictions being referred to herein as the “Restrictions”) until, unless, and to the extent the Restrictions lapse under the terms of this Agreement.

Terms Used In Agreement

The following terms are used in determining whether the Restrictions that apply to the Award Shares lapse and shall have the meanings indicated below.

1.	“Free Cash Flow” means: Cash provided by operating activities less Capital Expenditures (as specified in the Company’s most recent capital plan) and Other investing activities which do not exceed $____ million less dividend payments and proceeds from the issuance of equity less proceeds from the sale of assets which exceed $___ million.

•	This definition equals the Company’s externally reported measure of cash flow adjusted for the following items: 1) substitutes planned capital expenditure amounts for actual amounts, 2) eliminates financing fees, 3) excludes asset acquisition costs (including the costs associated with the start of a new business) not to exceed $___ million, 4) includes the proceeds from the sale of assets less than $____ million. (Please see the attached schedule.)

•	If the Company acquires or sells assets or makes capital investment in aggregate in excess of or below its capital plan by $____ million in any given year, the Compensation Committee will assess the impact of the acquisition or sale upon management’s ability to achieve the long-term incentive plan cash flow target and will change it as the Committee deems necessary.

•	Also, if the Company were to issue new equity, make an exchange of equity for debt or change its dividend policy, the Compensation Committee will assess the impact of the equity and/or dividend policy changes upon management’s ability to achieve the long-term incentive plan cash flow target and will change it as the Committee deems necessary.

2. “Free Cash Flow Goal on Cumulative Basis” means:

for the ___Performance Period . . .	$___
for the ___-___Performance Period . . .	$___
for the ___-___Performance Period . . .	$___

3.“Free Cash Flow Result” means, for any Performance Period, the quotient produced by dividing (a) the actual Free Cash Flow for such Performance Period by (b) the Free Cash Flow Goal on Cumulative Basis for such Performance Period (with such quotient expressed as a percentage, to the nearest one-tenth of one percent).

4.“Maximum Number of Award Shares Subject to Restriction Lapse on Cumulative Basis” means:

for the ___Performance Period . . .	___Shares
for the ___-___Performance Period . . .	___Shares
for the ___-___Performance Period . . .	___Shares

5.“Performance Period” means each period for which the Restrictions on certain of the Award Shares may lapse in the event the Free Cash Flow Result for such period meets certain standards set forth in this Agreement. The Performance Periods are:

a.	“___Performance Period,” which begins on January 1, ___and ends on December 31, ___;

b.	“___-___Performance Period,” which begins on January 1, ___and ends on December 31, ___; and

c.	“___-___Performance Period,” which begins on January 1, ___and ends on December 31, ___.

6.“Performance/Restricted Share Percentage” means:

d.	for the ___Performance Period or the ___-___Performance Period, the Performance Share Percentage that is determined for such Performance Period from the following table (based on the Free Cash Flow Result for such Performance Period):

If Free Cash Flow Result for ___	Then Performance/Restricted Share
Performance Period or ____-___	Percentage for such Performance
Performance Period Is:	Period Is:
Under ___%	___%
___%	___%
___% or higher	___%

e.	for the ___-___Performance Period, the Performance Share Percentage that is determined for such Performance Period from the following table (based on the Free Cash Flow Result for such Performance Period):

Then Performance/Restricted Share
If Free Cash Flow Result for the	Percentage for such Performance
____-____ Performance Period Is:	Period Is:
Under ___%	___%
___%	___%
___%	___%
___% or higher	___%

If the Free Cash Flow Result for any Performance Period is between ___% and ___%, or between ___% and ___% (in the case of the ___-___Performance Period), the Performance/Restricted Share Percentage for such Performance Period shall be interpolated from the appropriate table set forth above (on the basis that the Performance/Restricted Share Percentage increases from ___% to ___%, and then from ___% to ___% in the case of the ___-___Performance Period, on a linear basis), to the nearest one-tenth of one percent.

Restrictions and Lapse of Restrictions

For each Performance Period, the Committee shall verify the Free Cash Flow, and the resulting number of Award Shares with respect to which the Restrictions lapse, within a reasonable period after the end of such Performance Period (but in no event later than the first March 15 that occurs after the end of such Performance Period).

Except as is otherwise provided in the subsequent provisions of this Agreement, for each Performance Period the Restrictions will lapse, on the first January 31, February 28th or March 31 that occurs after the end of such Performance Period and following the Committee’s determination of Award Shares with respect to which the Restrictions lapse, as to the number of Award Shares that is determined by:

1.	first multiplying (a) the Maximum Number of Award Shares Subject to Restriction Lapse on Cumulative Basis for such Performance Period by (b) the Performance/Restricted Share Percentage for such Performance Period (with the result of this clause 1 rounded to the nearest whole number of Award Shares); and

2.	then subtracting, from the result obtained in clause 1 above, the total number of Award Shares with respect to which the Restrictions lapsed for any earlier Performance Period or Periods (except that the result of this clause 2 shall not in any event be deemed to be less than zero Award Shares).

Notwithstanding the foregoing and except as is otherwise provided in the subsequent provisions of this Agreement, the Restrictions shall not lapse on any Award Shares for any Performance Period if the Employee’s employment with the Employer (on an active employee payroll for payment and withholding purposes) terminates for any reason prior to the first lapse of Restrictions that occurs after the end of such Performance Period and (2) the Employee shall forfeit to the Employer all of such Award Shares on the date of such a termination of employment.

Special Retirement or Disability Benefit Provision

Notwithstanding any of the foregoing provisions of this Agreement, if the Employee’s employment with the Employer terminates because of retirement or disability prior to the end of any Performance Period, then, for such Performance Period the Restrictions will lapse, on the first March 31 that occurs after the end of such Performance Period, as to the number of Award Shares that is determined by:

1.	first multiplying (a) the Maximum Number of Award Shares on a Cumulative Basis by (b) the Performance Share Percentage for such Performance Period (with the result of this clause 1 rounded to the nearest whole number of Award Shares); and

2.	then subtracting, from the result obtained in clause 1 above, the total number of Award Shares with respect to which the Restrictions lapsed for any earlier Performance Period or Periods (except that the result of this clause 2 shall not in any event be deemed to be less than zero Award Shares).

For purposes hereof, the Employee’s termination of employment with the Employer shall be deemed to occur because of “retirement” only if such employment terminates (1) after the Employee has both attained at least age 55 and completed at least 10 years of employment with the Employer or (2) is otherwise deemed eligible for retiree medical coverage and (3) other than by reason of the Employee’s fraud, misappropriation or embezzlement, gross insubordination, failure to perform in good faith the Employee’s assigned duties, or any other reason for which a termination of employment would be deemed for “cause” under any employment agreement between the Employee and the Employer that is in effect at the time of the Employee’s termination of employment with the Employer.

Also for purposes hereof, the Employee’s termination of employment with the Employer shall be deemed to occur because of “disability” only if such employment terminates because the Employee is unable to perform all of the duties of the Employee’s then current position with the Employer because of a physical or mental condition and if such inability to perform such duties is reasonably expected to be permanent. The Employee’s condition of disability must be determined by a physician chosen or approved by the Committee. However, the Employee shall be deemed to be disabled as of the date of the Employee’s termination of employment with the Employer if the Employee presents evidence that the Employee has been determined to be disabled by the U.S. Social Security Administration on such date.

Special Change in Control or Death Benefit Provision

Notwithstanding any of the foregoing provisions of this Agreement, if a change in control of the Company or the Employee’s death occurs while the Employee is still employed by the Employer and between the last day of a Performance Period and the first March 31 that occurs after the end of such Performance Period, then, even when the Employee’s employment with the Employer terminates before such March 31 (in the case of a change in control) or despite the Employee’s termination of employment before such March 31 (in the case of the Employee’s death), for such Performance Period the Restrictions will lapse on such March 31 as to the same number of Award Shares as to which the Restrictions would lapse under the foregoing provisions of this Agreement if the Employee’s employment with the Employer had not terminated before such March 31.

Also notwithstanding any of the foregoing provisions of this Agreement, if a change in control of the Company or the Employee’s death occurs while the Employee is still employed by the Employer and prior to the end of any Performance Period, then the Restrictions will not lapse on any Award Shares for any Performance Period ending after the date of such change in control or death under the terms of any other provisions of this Agreement. However, for any Performance Period ending after the date of such change in control or death the Restrictions will lapse, on the 30th day after the date of the Company’s change in control or the Employee’s death, as to the number of Award Shares that is determined by:

1.	first multiplying (a) the Maximum Number of Award Shares on a Cumulative Basis for such Performance Period by (b) 66.67% (with the result of this clause 1 rounded to the nearest whole number of Award Shares); and

2.	then subtracting, from the result obtained in clause 1 above, the total number of Award Shares with respect to which the Restrictions lapsed for any earlier Performance Period or Periods (except that the result of this clause 2 shall not in any event be deemed to be less than zero Award Shares).

For purposes hereof, a “change in control” of the Company shall have the meaning ascribed to such term under the Plan.

Forfeiture Provision

Upon the earliest of (1) the date that the Employee’s employment with the Employer terminates for any reason (other than for retirement, disability, or death or after the Company’s change in control), (2) the 30th day after the date of the Company’s change in control or the Employee’s death (or, if later and if the change in control or the Employee’s death occurs between January 1 and March 15 of a calendar year, the March 15 of such year), or (3) March 31, 2008, the

Employee’s ownership and all related rights with respect to all of the Award Shares automatically will be forfeited to the Company and the Company automatically will become the sole owner of such shares except to the extent the Restrictions applicable to such Award Shares lapse or lapsed on or prior to the earliest of such dates under the foregoing provisions of this Agreement.

Stock Certificates

On or as soon as possible after the effective date of this Agreement, one or more stock certificates which evidence the Award Shares shall be issued by the Company for the benefit of the Employee. Each such stock certificate shall be deposited with and held by the Company or its agent. All such stock certificates and the Award Shares evidenced thereby shall be subject to the forfeiture provisions, limitations on transferability, and all other restrictions described in this Agreement. The Employee shall deposit with the Company stock powers endorsed by the Employee in blank and in such number as is requested by the Company.

All stock certificates for any Award Shares shall, prior to the date the Restrictions applicable to such shares lapse or the date such shares are forfeited, bear the following legend:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Cincinnati Bell Inc. 1997 Long Term Incentive Plan and a Performance Restricted Stock Agreement. Copies of such Plan and Agreement are on file at the offices of Cincinnati Bell Inc., Cincinnati, Ohio.”

With regard to any Award Shares which cease to be subject to Restrictions pursuant to the foregoing provisions of this Agreement, the Company shall, within 60 days after the date such shares cease to be subject to the Restrictions, transfer common shares of the Company for such Award Shares free of all restrictions set forth in the Plan and this Agreement to the Employee (or in the event of the Employee’s death prior to such transfer, to the Employee’s legal representatives, heirs, or legatees.

Shareholder’s Rights

Subject to the other terms of this Agreement, prior to the earliest date on which the Restrictions on any Award Shares lapse or the date such shares are forfeited to the Company:

1.	the Employee shall have, with respect to such Award Shares, the right to vote such shares; and

2.	cash dividends paid with respect to such Award Shares shall be paid in cash to the Employee.

Regulatory Compliance

The issue of Award Shares and common shares of the Company shall be subject to full compliance with all then-applicable requirements of law and the requirements of the exchange upon which shares may be traded.

Withholding Tax

In the event that the award and receipt of the Award Shares or the expiration of the Restrictions thereon results in the Employee’s realization of income which for federal, state, or local income tax purposes is, in the opinion of counsel for the Company, subject to withholding of tax by the Employer, the Employee shall pay to the Employer an amount equal to such withholding tax or make arrangements satisfactory to the Employer regarding the payment of such tax (or the Employer may, at its discretion, withhold such amount from the Employee’s salary or from dividends paid by the Company on shares of the Award Shares or any other compensation payable to the Employee).

Investment Representation

The Employee represents and agrees that if the Employee is awarded and receives the Award Shares at a time when there is not in effect under the Securities Act of 1933 a registration statement pertaining to the shares and there is not available for delivery a prospectus meeting the requirements of Section 10(A)(3) of such Act, (1) the Employee will accept and receive such shares for the purpose of investment and not with a view to their resale or distribution, (2) that upon such award and receipt, the Employee will furnish to the Company an investment letter in form and substance satisfactory to the Company, (3) prior to selling or offering for sale any such shares, the Employee will furnish the Company with an opinion of counsel satisfactory to the Company to the effect that such sale may lawfully be made and will furnish the Company with such certificates as to factual matters as the Company may reasonably request, and (4) that certificates representing such shares may be marked with an appropriate legend describing such conditions precedent to sale or transfer.

Federal Income Tax Election

The Employee hereby acknowledges receipt of advice that, pursuant to current federal income tax laws: (1) the Employee has 30 days in which to elect to have the fair market value of the Award Shares at the time of their award (determined without regard to the Restrictions) be included in the Employee’s compensation income for federal income tax purposes in the tax year of the award in accordance with the provisions of Internal Revenue Code Section 83(b); and (2) if no such election is made, the fair market value of the Award Shares at the time of their Restrictions lapse will generally be included in the Employee’s compensation income for federal income tax purposes in the tax year in which such Restrictions lapse (although the amount and inclusion in income may be delayed slightly if the Employee’s sale of such shares at a profit at such time could subject the Employee to a suit under Section 16(b) of the Securities Exchange Act of 1934.

Adjustments

If, after the date of this Agreement, the common shares of the Company are, as a result of a merger, reorganization, consolidation, recapitalization, reclassification, split-up, spin-off, separation, liquidation, stock dividend, stock split, reverse stock split, property dividend, share repurchase, share combination, share exchange, issuance of warrants, rights or debentures, or other change in corporate structure of the Company, increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another organization, then:

1.	there automatically shall be substituted for each Award Share for which the Restrictions have not lapsed the number and kind of shares of stock or other securities into which each outstanding share is changed or for which each such share is exchanged;

2.	the Company shall make such other adjustments to the securities subject to provisions of the Plan and this Agreement as may be appropriate and equitable, provided, however, that the number of shares of Award Shares will always be a whole number; and

3.	any additional or other shares that are attributable to such Award Shares as a result of any event discussed in this part of the Agreement (such as a stock dividend) shall be subject to the same Restrictions, have the same rights, shall be administered under the same rules, and shall be subject to same rules as to when their Restrictions lapse or they are forfeited, as such rules apply to the Award Shares to which such additional or other shares relate.

Deferral Or Receipt of Award

Notwithstanding any other provisions hereof to the contrary, the Employee may surrender any Award Shares to the Company in return for the Employer’s unfunded and unsecured promise to pay a benefit in the future and thereby defer the federal income tax on any Award Shares beyond the date that their Restrictions may lapse to the extent permitted under the terms of the Company’s Cincinnati Bell Inc. Executive Deferred Compensation Plan (the “Deferred Compensation Plan”) and applicable law, including the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), by following the deferral procedures set forth in the provisions of the Deferred Compensation Plan (as they are amended to satisfy the requirements of Section 409A of the Code).

In general, but subject to the terms of the Deferred Compensation Plan as amended to meet the requirements of Code Section 409A, the Employee may elect to surrender any Award Shares under the procedures of the Deferred Compensation Plan provided such election is made:

1.	by June 30, ___as to any Award Shares for which their Restrictions will otherwise lapse in connection with the ___Performance Period;

2.	by June 30, ___as to Award Shares for which their Restrictions will otherwise lapse in connection with the ___-___Performance Period; or

3.	by June 30, ___as to Award Shares for which their Restrictions will otherwise lapse in connection with the ___-___Performance Period.

Notices

Any notice to the Company relating to this Agreement must be in writing and delivered in person or by registered mail to the Company at the following address, Cincinnati Bell Inc., Atrium I-102-600, 201 East Fourth Street, Cincinnati, Ohio 45202, Attention: Director of Compensation and Benefits, or at such other address as the Company has designated by notice. Any notice to the Employee or other person or persons succeeding to the Employee’s interest must be delivered to the Employee or such other person or persons at the Employee’s address on record with the Company or such other address as is specified in a notice filed with the Company.

Determinations of the Committee Final

Any dispute or disagreement that arises under, as a result of, or in any way relates to the interpretation or construction of this Agreement shall be determined by the Committee. The Employee hereby agrees to accept any such determination as final, binding, and conclusive for all purposes.

Successors

All rights under this Agreement are personal to the Employee and are not transferable except that, in the event of the Employee’s death, such rights are transferable to the Employee’s legal representatives, heirs, or legatees. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and the Employee and the Employee’s legal representatives, heirs, and legatees.

Obligations of the Company

The liability of the Company under the Plan and this Agreement is limited to the obligations set forth therein. No term or provision of the Plan or this Agreement shall be construed to impose any liability on the Company in favor of the Employee with respect to any loss, cost, or expense which the Employee may incur in connection with or arising out of any transaction in connection therewith.

Governing Law

This Agreement will be governed by and interpreted in accordance with the laws of the State of Ohio.

Plan

This Agreement is issued under and is subject to all of the terms of the Plan, the Cincinnati Bell Inc. 1997 Long Term Incentive Plan. The provisions of the Plan shall control if there is any conflict between the Plan and this Agreement and on any matters that are not contained in this Agreement. The Plan is incorporated by reference and made a part of this Agreement.

Entire Agreement

This Agreement and the Plan supersede any other agreement, whether written or oral, that may have been made or entered into by the Employer and the Employee relating to the Award Shares that are granted under this Agreement. This Agreement and the Plan constitute the entire agreement by the parties with respect to such matters, and there are no agreements or commitments except as set forth herein and in the Plan.

Captions; Counterparts

The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute one and the same instrument.

     IN ORDER TO GRANT THIS PERFORMANCE RESTRICTED STOCK AWARD, the Company and the Employee have caused this Agreement to be duly executed as of the dates noted below and, by signing below, agree to all of the terms of this Agreement.

CINCINNATI BELL INC.
By

Philip D. Cox – Chairman of the Board of Directors

Date

EMPLOYEE:

Date